UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2017

CESCA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-16375	94-3018487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road

Rancho Cordova, California 95742

(Address and telephone number of principal executive offices) (Zip Code)

(916) 858-5100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Principal Officers.

(b) On February 24, 2017, Mr. Michael Bruch, Chief Financial Officer, and Cesca Therapeutics Inc. (“the Company”) mutually agreed to terminate his employment effective March 10, 2017. On February 28, 2017, the Company and Mr. Bruch entered into a General Release and Waiver pursuant to which, Mr. Bruch will receive severance payments in accordance with the Change of Control provisions in his Employment Agreement dated October 25, 2015. A copy of Mr. Bruch’s General Release and Waiver is attached at Exhibit 10.1.

(c) On February 24, 2017, Ms. Vivian Liu accepted the position of Chief Operating Officer (“COO”) of the Company. Ms. Liu has been a board member since November 2016. Prior to joining Cesca, Ms. Liu was the Managing Director of OxOnc Services Company, an oncology product development company and is a member of the board of directors at Innovus Pharmaceuticals, Inc., (OTCQB: INNV) where she previously served as president and chief executive officer.  From 1994-2010, she served in various executive roles at NexMed, Inc., which she co-founded and was later renamed Apricus Biosciences Inc., (Nasdaq: APRI). Ms. Liu obtained her MPA from the University of Southern California and her B.A. from the University of California, Berkley.

Ms. Liu has no familial relationship with any other director or executive officer of the Company. As COO Ms. Liu will be compensated at $255,000 per annum and has the potential to receive up to 50% of her salary in annual bonus. She will also receive an annual grant of 25,000 restricted stock units (“RSUs”) and 25,000 common stock options, subject to shareholder approval of the Company’s 2016 Equity Incentive Plan. The annual grant of RSUs and stock options would vest in four equal installments: 25% on March 31, 25% on June 30, 25% on September 30 and 25% on December 31 of each year. The stock options for 2017 have an exercise price of $2.89, which is the closing price on the date of grant. A copy of Ms. Liu’s employment agreement is attached at Exhibit 10.2.

As a result of Ms. Liu’s appointment as COO she is no longer deemed an independent director and has resigned from the audit, compensation and governance and nominating committees.

Also, as a result of Mr. Bruch’s termination of employment, Mr. Jeff Cauble has been appointed Principal Financial Officer and Principal Accounting Officer, effective March 10, 2017. Mr. Cauble has been employed with the Company since 2010 and has served as Accounting Manager, Assistant Controller and Director of Finance. Mr. Cauble has over 19 years of accounting experience in various financial and managerial roles for Diamond Foods Inc. (DMND) and E.&J. Gallo Winery. Mr. Cauble is a Certified Public Accountant and graduated from University of Idaho with a BS in accounting and finance.

There will be no other immediate changes to Mr. Cauble’s compensation. Mr. Cauble and the Company have not engaged in any related party transactions. Mr. Cauble has no family relationships with any director or executive officer of the Company or persons nominated or chosen by the Company to become directors or executive officers. There are no other arrangements or understandings with Mr. Cauble with respect to his appointment as Principal Accounting Officer.

(d) On February 24, 2017, Russell M. Medford, MD, PhD agreed to become a member of the Company’s Board of Directors. Dr. Medford is expected to be appointed to one or more committees of the Board at future meetings, but currently serves on no committee.

Dr. Medford has been a Managing Partner of the Salutramed Group, LLC since 2012. Dr. Medford has served as the Chief Executive Officer of healthEgames, Inc., a digital healthcare company and as the Chairman of ViaMune, Inc. since 2014. From 1993 to 2009, Dr. Medford served as co-founder, President, CEO and Director of AtheroGenics, Inc (AGIX). He was a founding Board Director of Inhibitex, Inc. (INHX) until it was acquired by Bristol-Myers-Squibb in 2012.

Dr. Medford is a board-certified physician, and currently holds numerous trustee or board positions including Georgia Global Health Alliance, Inc., and Georgia BIO (previously Georgia Biomedical Partnership). Dr. Medford obtained his MD and PhD from the Albert Einstein College of Medicine.

Dr. Medford will receive an annual Board of Director retainer of $35,000 paid quarterly, and will also receive a nonqualified stock option grant of 1,250 shares. The options will have a seven year life and vest monthly over one year.

Dr. Medford has not previously held any positions with the Company. Dr. Medford has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

The Company is not aware of any transaction in which Dr. Medford has an interest requiring disclosure under Item 404(a) of Regulation S-K, and there are no other arrangements or understandings between management and Dr. Medford with respect to his appointment as a director.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.     Exhibit Description

10.1                 General Release and Waiver between Mr. Michael Bruch and Cesca Therapeutics Inc., effective February 28, 2017

10.2                 Employment Agreement between Ms. Vivian Liu and Cesca Therapeutics Inc., effective February 24, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cesca Therapeutics Inc. a Delaware Corporation

Dated: March 2, 2017	/s/ Vivian Liu
Vivian Liu,
Chief Operating Officer